Exhibit 99.1

October 17, 2005

The Student Loan Corporation Announces
Third Quarter Earnings

Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net income of $83.0 million ($4.15 basic earnings per share) for the third quarter of 2005, an increase of $13.3 million (19%), compared to net income of $69.7 million ($3.48 basic earnings per share) for the same period of 2004. The increase in net income is primarily attributable to gains on sale of student loans of $29.2 million (after tax) relating to $1.4 billion in securitization and other asset sales, net of securitization-related charges. This gain was partially offset by a $9.2 million (after tax) reduction in floor income, and increased operating expenses of $3.1 million (after tax) for the quarter, compared to the same quarter of 2004.

During the twelve month period ending September 30, 2005, the Company’s managed student loan portfolio grew by $4.4 billion (17%) to $30.3 billion. For the third quarter of 2005, combined Federal Family Education Loan Program (FFELP) Stafford and PLUS loan disbursements and new CitiAssist Loan commitments totaling $1,701 million increased $125 million (8%) compared to the same period of 2004. These third quarter 2005 disbursements were composed of FFELP Stafford and PLUS disbursements of $1,079 million, an increase of $45 million (4%), and included new CitiAssist Loan commitments of $622 million, an increase of $80 million (15%) compared to the same period last year. Secondary market and other loan procurement activities also added approximately $2,185 million of  FFELP Consolidation Loans to the Company’s student loan portfolio during the third quarter of 2005.

The Company’s total revenue of $175.2 million for the third quarter of 2005 was $26.0 million (17%) higher than total revenue of $149.1 million for the same period of 2004. Fee and other income increased $49.4 million, primarily attributable to gains on sale of student loans of $47.7 million (pretax) relating to securitization and other asset sales, as described above, net of securitization-related charges. Net interest income of $123.2 million for the third quarter of 2005 was $22.1 million (15%) lower than net income for the same period of 2004. The net interest margin for the third quarter of 2005 was 1.85%, a decrease of 46 basis points from 2.31% for the same period of 2004. The decreases in net interest income and margin were primarily attributable to a $15.0 million (pretax) decrease in floor income. Floor income, as defined by management, is the amount of additional interest income generated when interest margin exceeds the minimum expected spreads. It usually occurs in declining short-term interest rate environments when the Company’s cost of funds declines while borrower and government subsidized interest rates remain fixed. Floor income may be further reduced in future quarters should short-term interest rates continue to rise. Floor income is a non-GAAP financial measure that is described in more detail in the Company’s 2004 Annual Report and Form 10-K.

The Company’s operating expense ratio (operating expenses as a percentage of average managed student loans) for the third quarter of 2005 was 0.52%, two basis points lower than that of the same period of 2004. Total operating expenses of $39.8 million for the third quarter of 2005 were $5.1 million (15%) higher than that of the same period of 2004. The increase is reflective of expenses related to portfolio growth and other ongoing infrastructure investments.

The Company’s provision for loan losses for the third quarter of 2005 was $2.4 million, $1.2 million higher than the provision for the same period of 2004. The increase is primarily attributable to a third party servicer that lost its Exceptional Performer designation, as well as increases in the size of the CitiAssist Loan portfolio in repayment.

The Company’s third quarter 2005 return on equity was 25.9%, the same as for the third quarter of 2004.

For the nine months ended September 30, 2005, the Company earned $230.0 million ($11.50 basic earnings per share), an increase of $17.8 million (8%) from $212.2 million ($10.61 basic earnings per share) for the same period of 2004. The improvement is primarily attributable to a $61.4 million (after tax) increase in year-to-date gains from securitizations and other student loan asset sales, partially offset by a $25.0 million (after tax) reduction in floor income and $14.9 million (after tax) of securitization impairment charges.

The Company’s Board of Directors declared a regular quarterly dividend on the Company’s common stock of $1.08 per share. The dividend will be paid December 1, 2005 to shareholders of record on November 15, 2005.

The Student Loan Corporation is one of the nation’s leading originators and holders of insured student loans. Citibank, N.A., a subsidiary of Citigroup Inc., is the largest shareholder in the Company with an 80% interest.

For information or inquiries regarding student loan accounts, please call 1-800-967-2400. Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298. Information is also available on the Company’s Web site at http://www.studentloan.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  The Company’s actual results may differ materially from those suggested by the forward-looking statements, which are typically identified by the words or phrases “believe”, “expect”, “anticipate”, “intend”, “estimate”, “target”, “may increase”, “may fluctuate”, “may result in”, “are projected”, “will”, “should”, “would”, “could” and similar expressions.  These forward-looking statements involve risks and uncertainties including, but not limited to, general economic conditions, including the performance of financial markets, interest rates; and the effects of future legislative and regulatory changes, including those affecting the interest rates borrowers pay on certain loans and the magnitude of certain loan subsidies, which will determine the floor income benefit to the Company on Stafford Loans; and the persistence of lower risk-sharing liabilities.

Press Contact:	Mark Rodgers	212-559-1719
Investor Relations:	Bradley Svalberg	203-975-6292

THE STUDENT LOAN CORPORATION
CONSOLIDATED BALANCE SHEET
(Dollars in thousands)

	September 30,	December 31,	September 30,
	2005	2004	2004
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Federally insured student loans	$19,654,034	$19,277,149	$18,523,176
Private education loans	4,776,164	3,681,146	3,597,203
Less: allowance for loan losses	(4,665)	(5,046)	(5,545)
Student loans, net	24,425,533	22,953,249	22,114,834
Loans held for sale	1,567,867	1,930,300	3,463,877
Cash	742	628	531
Other assets	794,981	568,664	516,843

Total Assets	$26,789,123	$25,452,841	$26,096,085

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings, from principal shareholder	$13,139,000	$20,986,000	$21,714,500
Long-term borrowings, from principal shareholder	11,700,000	2,800,000	2,800,000
Deferred income taxes	281,104	186,082	166,538
Other liabilities	364,562	333,852	320,519

Total Liabilities	25,484,666	24,305,934	25,001,557

Common stock, $0.01 par value; authorized 50,000,000
shares; 20,000,000 shares issued and outstanding	200	200	200
Additional paid-in capital	139,355	139,176	138,978
Retained earnings	1,164,902	999,702	944,961
Accumulated other changes in equity from nonowner sources	-	7,829	10,389

Total Stockholders' Equity	1,304,457	1,146,907	1,094,528

Total Liabilities and Stockholders' Equity	$26,789,123	$25,452,841	$26,096,085

AVERAGE STUDENT LOANS	$26,397,414	$24,558,094	$24,299,566
(year-to-date)
AVERAGE MANAGED STUDENT LOANS	$28,856,307	$25,175,762	$24,701,523
(year-to-date)
MANAGED STUDENT LOANS AT END OF PERIOD	$30,339,875	$26,723,129	$25,972,778
(year-to-date)

Certain prior period balances have been reclassified to conform to the current period's presentation.

THE STUDENT LOAN CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
REVENUE
Interest income	$340,890	$248,096	$946,232	$673,257
Interest expense to principal shareholder	217,656	102,740	565,053	255,303
Net interest income	123,234	145,356	381,179	417,954
Less: provision for loan losses	(2,427)	(1,194)	(7,828)	(6,490)
Net interest income after provision for loan losses	120,807	144,162	373,351	411,464
Fee and other income	54,350	4,972	92,649	24,177
Total revenue, net	175,157	149,134	466,000	435,641

OPERATING EXPENSES
Salaries and employee benefits	12,158	9,827	35,399	25,804
Other expenses	27,688	24,927	72,654	67,007
Total operating expenses	39,846	34,754	108,053	92,811
Income before income taxes and extraordinary item	135,311	114,380	357,947	342,830
Income taxes	52,353	44,691	133,412	130,615
Income before extraordinary item	82,958	69,689	224,535	212,215
Gain on extinguishment of trust (net of taxes of $3,448 for
the nine-month period ended September 30, 2005)	-	-	5,465	-
NET INCOME	$82,958	$69,689	$230,000	$212,215

DIVIDENDS DECLARED	$21,600	$18,000	$64,800	$54,000

BASIC AND DILUTED EARNINGS PER COMMON SHARE
(based on 20 million average shares outstanding)

Income before extraordinary item	$4.15	$3.48	$11.23	$10.61
Extraordinary item	-	-	0.27	-
NET INCOME	$4.15	$3.48	$11.50	$10.61

DIVIDENDS DECLARED PER COMMON SHARE	$1.08	$0.90	$3.24	$2.70

OPERATING RATIOS
Net interest margin	1.85%	2.31%	1.93%	2.30%
Operating expenses as a percentage of average managed student loans	0.52%	0.54%	0.50%	0.50%
Return on Equity	25.94%	25.91%	25.28%	27.92%

Certain prior period balances have been reclassified to conform to the current period's presentation.